NEWS RELEASE

Contact:  Cletus C. Glasener                               For Immediate Release
          Vice President and CFO                           June 14, 2005
          (620) 663-5551

                Collins Delays Filing of April 30, 2005 Form 10-Q

Hutchinson, Kansas - Collins Industries, Inc. (Pink Sheets: "COLL.PK") today announced that the Company's quarterly report on Form 10-Q for the period ended
April 30, 2005 would not be filed with the Securities and Exchange Commission on a timely basis. The delay in filing the Form 10-Q for the period ended April 30,
2005 was made because the Company has not yet finalized and completed its financial statements for the fiscal year ended October 31, 2004. The Company has reported that it will restate its previously issued financial statements primarily for reserves recorded for self insured workers' compensation claims.
The completion of the 2004 annual financial statements will impact the Company's financial statements for the period ended April 30, 2005.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

For more information on Collins Industries, Inc., visit Collins Industries,
Inc.'s website at http://www.collinsind.com.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by
Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the
Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.
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Collins Industries, Inc. • 15 Compound Drive • Hutchinson, Kansas 67502-4349
• www.collinsind.com